UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)       September 27, 2007
Lexington Precision Corporation

(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

0-3252	22-1830121

(Commission File Number)	(IRS Employer Identification No.)

800 Third Avenue, 15th Floor, New York, New York	10022

(Address of principal executive offices)	(Zip Code)
(212) 319-4657

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
     Item 1.01 Entry into a Material Definitive Agreement.
     On September 27, 2007, Lexington Precision Corporation, a Delaware corporation (the “Company” or “we”) entered into the First Amendment (the “First Amendment”), dated as of September 24, 2007, to the Forbearance Agreement dated as of May 25, 2007 (the “Notes Forbearance Agreement”) with certain holders (the “Forbearing Holders”) of the 12% Senior Subordinated Notes due August 1, 2009 (the “Notes”), holding $25,428,000 aggregate principal amount of the Notes, or 74.4% of the Notes outstanding. An additional $7,772,000 aggregate principal amount of Notes, or 22.7% of the Notes outstanding, is held by affiliates of the Company or their relatives and their affiliates. As previously reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the Securities and Exchange Commission on August 14, 2007, we are currently in default of our Credit Facilities (defined below) and our Notes. Under the First Amendment, the Forbearing Holders agreed to extend the forbearance period until January 24, 2008. During the forbearance period, the Forbearing Holders have agreed to forbear from exercising any rights or remedies they may have under the Indenture dated as of December 18, 2003, by and among the Company and Wilmington Trust Company as trustee pursuant to which the Notes were issued, or applicable law or otherwise. Except as amended by the First Amendment, the Notes Forbearance Agreement shall remain in full force and effect.
     On October 17, 2007, the Company and its subsidiary, Lexington Rubber Group, Inc. (“LRG” and together with the Company, the “Borrowers”), entered into the Second Amendment (the “Second Amendment”) dated as of September 24, 2007, to the Forbearance Agreement dated as of May 18, 2007 (the “Credit Forbearance Agreement”), with CapitalSource Finance LLC (“CapitalSource”), Webster Business Credit Corporation (“Webster”), CSE Mortgage LLC (“CSE”) and DMD Special Situations Funding, LLC (“DMD” and collectively with CapitalSource, Webster and CSE, the “Forbearing Lenders”). CapitalSource is a lender, collateral agent, administrative agent and co-documentation agent and Webster is a lender and co-documentation agent under the Borrowers’ revolving credit facility (the “Revolving Credit Facility”). CSE is a lender and the collateral agent, and DMD is a lender, under the Borrowers’ real estate term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Credit Facilities”). Under the Second Amendment, the Forbearing Lenders agreed to extend the forbearance period until the date (the “Forbearance Termination Date”) that is the earliest to occur of: (a) 4:00 p.m. (Eastern) on November 26, 2007 (subject to extension upon execution of a commitment for a refinancing or sale, as described below), (b) consummation of a refinancing or a sale of the stock or assets of the Borrowers, or (c) occurrence of certain specified events of termination. On the Forbearance Termination Date, the Borrowers’ obligations under the Credit Facilities will automatically accelerate and become immediately due and payable. The forbearance period will be extended for an additional 30 days if (i) the Borrowers enter into a letter of intent for the refinancing of the Credit Facilities, (ii) the Borrowers enter into a letter of intent for the sale of their assets and/or stock in an amount sufficient to pay the obligations under the Credit Facilities, or (iii) the Borrowers enter into a letter of intent for the sale of all or substantially all of the assets of the Lexington Medical business for not less than $30 million (each an “Extending Event”). In the event an earnest money deposit of at least 3% of the purchase price is made in connection with a letter of intent or if an asset purchase agreement is executed, then the forbearance period will be extended to January 24, 2008. A non-refundable forbearance fee for the period from May 18, 2007, to September 24, 2007, in an amount equal to 1% of the obligations under the Credit Facilities outstanding on May 18, 2007, has been charged. Additionally, a non-refundable amendment fee in an amount equal to 1/4% of the obligations under the Credit Facilities outstanding on the effective date of the Second Amendment shall be charged on the Forbearance Termination Date unless an Extending Event occurs and the obligation’s are repaid by January 24, 2008; in which case, the fee will be waived.
     The above descriptions of the First Amendment of the Notes Forbearance Agreement and the Second Amendment of the Credit Forbearance Agreement are qualified in their entirety by the terms of such documents, which will be attached as exhibits to the Company’s next quarterly report on Form 10-Q.
Section 3 — Securities and Trading Markets
     Item 3.02 Unregistered Sales of Equity Securities.
     On October 9, 2007, we granted 10,000 restricted shares of Company common stock, $.025 pare value per share (the “Shares”), to each of William B. Conner, Kenneth I. Greenstein, Joseph A. Pardo, and Elizabeth H. Ruml. The Shares were granted under individual Restricted Stock Award Agreements entered into as of October 9, 2007, pursuant to the Company’s 2005 Stock Award Plan.
     The Company does not consider the grants “sales” under Section 5 of the Securities Act of 1933, as amended and the Shares are therefore not required to be registered under the Securities Act. The Shares will bear a legend indicating that the Shares are “restricted stock.”
     Immediately after the grant, the Company had 5,021,767 shares of its common stock outstanding.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXINGTON PRECISION CORPORATION (Registrant)

Date: October 30, 2007
By:/s/ Dennis J. Welhouse Name: Dennis J. Welhouse Title: Senior Vice President and Chief Financial Officer